Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement, which also constitutes a Post-Effective Amendment

No. 1 to Registration Statement No. 333-123439, on Form S-3 of our reports dated February 28, 2005, relating to the consolidated financial statements of UnitedHealth Group Incorporated and Subsidiaries, and management’s report on the effectiveness of internal control over financial reporting appearing in and incorporated by reference in the Annual Report on Form 10-K of UnitedHealth Group Incorporated and Subsidiaries for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

August 12, 2005